Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123487) of Prestige Brands Holdings, Inc. of our report dated May 13, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10‑K.

/S/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
May 13, 2011